Exhibit 10.33

English Translation of a Business License written in Chinese

Sino-Foreign Cooperative
Joint Venture Agreement
For
Yi Gao Shanghai Advertising Limited

January 2009

INDEX

Chapter 1	General Provisions
Chapter 2	The Parties of the Equity Joint Venture Company
Chapter 3	Establishment of the Equity Joint Venture Company
Chapter 4	The Purpose, Scope and Scale of the Business
Chapter 5	Total Amount of Investment and the Registered Capital
Chapter 6	Responsibilities of Each Party to the Equity Joint Venture Company
Chapter 7	The Board of Directors
Chapter 8	Management Structure
Chapter 9	Business Plan and Budget
Chapter 10	Foreign Exchange Management
Chapter 11	Labor Management
Chapter 12	Taxes, Finance and Audit
Chapter 13	Duration of the Equity Joint Venture Company
Chapter 14	Termination and Liquidation of the Joint Venture Company
Chapter 15	Insurance
Chapter 16	Liabilities for Breach of the Agreement
Chapter 17	Applicable Law
Chapter 18	Force Majeure
Chapter 19	The Amendment and Alteration of the Agreement
Chapter 20	Settlement of Disputes
Chapter 21	Miscellaneous

Chapter 1 General Provisions

In accordance with the Law of the People’s Republic of China on Joint Ventures Using Chinese and Foreign Investment (the "Joint Venture Law") and other relevant laws and regulations in China, Shanghai Quo Advertising Company Limited and Linkrich Enterprise Advertising and Investment Limited, under the principle of equality and mutual benefit and through friendly consultations, agree to jointly invest to set up a equity joint venture enterprise in Shanghai of the People s Republic of China.

Chapter 2 The Parties of the Equity Joint Venture Company

2.1       Parties to this Agreement are as follows:

2.11     Party A: Shanghai Quo Advertising Company Limited
Legal representative: Hao Da yong        Position: Executive Director
Legal address: Room 328, Tower 2, No. 555 Qingyun Road, Shanghai, China

2.12     Party B: Linkrich Enterprise Advertising and Investment Limited
Legal representative: Godfrey Hui     Hong Kong ID No. G241053(1)
Legal address: 21/F., Chinachem Century Tower 178 Gloucester Road, Wanchai, Hong Kong

Both parties are required to notify the counterparty any change to its legal representative of legal address, if any, according to provision stated in Chapter 23 of this Agreement.

Chapter 3 Establishment of the Equity Joint Venture Company

3.1 In accordance with the Joint Venture Law and other relevant Chinese laws and regulations, both parties of the equity joint venture agree to set up and jointly operate Yi Gao Shanghai Advertising Limited ( hereinafter referred to as the joint venture company),

3.2 The name of the joint venture company is Yi Gao Shanghai Advertising Limited.

3.3 The legal address of the joint venture company is at Room 415, No. 228, Jiang chang san Road, Shanghai.

3.4. Legal representative: Lam Chi Ying

3.5.All activities of the joint venture company shall be governed by the laws, decrees and pertinent rules and regulations of the People s Republic of China.

3.6 The form of the joint venture company is a limited liability company. Each party to the joint venture company is liable to the joint venture company within the limit of the capital subscribed by it. The profits, risks and losses of the joint venture company shall be shared by the parties in proportion to their contributions to the registered capital.

Chapter 4 The Purpose, Scope and Scale of the Business

4.1 The goals of both parties to form the joint venture company, are to enhance economic co-operation, technology and information exchanges, adopt advanced and scientific management methods, comprehensively utilize their strengths in the market, financial and business management and strive to build an enterprise-scale joint venture company with strong growth of operating income, high quality of personnel and other specialized comprehensive strengths, among precedent and domestic advertising companies, so as to raise economic results and ensure satisfactory economic benefits for both parties.

The business scope of the joint venture company:
Design, produce, broadcast or to act as an advertising agent for both local and foreign advertisements, provision of corporate image positioning services and computer graphics design services. (should hold operating permit(s) for operations requiring administrative permission)

4.2 The business scale of the joint venture company:
Normal annual sales income of the joint venture company up to RMB6,000,000.

Joint venture company may gradually expand its business scale according to market conditions.

Chapter 5 Total Amount of Investment and the Registered Capital

5.1 The total amount of investment of the joint venture company is USD1,400,000. The registered capital is USD1,000,000.

5.2 Investment contributed by the parties is RMB1,000,000, which will be the registered capital of the joint venture company. Of which: Party A shall pay RMB Equivalent of USD300,000 in cash , accounting for 30%; Party B shall pay USD700,000 by way of cash in USD accounting for 70%.

5.3 Party A and Party B shall pay the registered capital of the joint venture company according to their respective proportion of the investment in six months from the date the business license of the joint venture company is issued A CPA firm registered in China will be engaged by the joint venture company to verify the payment and to provide a verification report to the joint venture company. Thereafter, the joint venture company shall issue an investment certificate to each party which shall include the date and amount of the investment.

5.4 In case any party to the joint venture intends to assign all or part of his investment subscribed to a third party, consent shall be obtained from the other party to the joint venture, and approval from the examination and approval authority is required. When one party to the joint venture assigns all or part of his investment, the other party has preemptive right in purchasing his investment.

5.5   During the term of the joint venture company，no party shall be allowed to reduce the capital which has been contributed to the joint venture company in any way.

5.6   In case the joint venture company intends to increase the capital, unanimous approval from the board of directors and approval from examination and approval authority are required.

Chapter 6 Responsibilities of Each Party to the Joint Venture Company

6.1   Party A shall be responsible for the following matters:

6.1.1The capital of the joint venture company shall be paid according to the terms of this Agreement;

6.1.2.Handling of applications for approval, registration, business license another matters concerning the establishment of the joint venture company ;

6.1.3 Assisting the joint venture company for processing the application for the right to run business;

6.1.4 Assisting the joint venture company in making plans of product localization and marketing strategy;

6.1.5 Assisting the joint venture company in exploring market and increase market share;

6.1.6 Assisting the joint venture company in leasing office;.

6.1.7 Assisting the joint venture company in design, purchase and construction of the facilities of the joint venture company;

6.1.8 Assisting the joint venture company in contracting and settling the fundamental facilities such as water, electricity, transportation and communication;

6.1.9 Assisting the joint venture company in recruiting Chinese management personnel, technicians, and other necessary staff;

6.1.10 Assisting in applying for the entry visa, work license and processing their travelling matters;

6.1.11 Responsible for handling other matters entrusted by the joint venture company.

6.1.12 Assisting the joint venture company in purchasing or leasing equipment，office equipment, transportation and communication facilities and renting office if necessary;

Chapter 7 The Board of Directors

7.1 The date of registration of the joint venture company shall be the date of the establishment of the board of directors of the joint venture company.

7.2 The board of directors is composed of three directors, of which one shall be appointed by Party A and two by Party B. The chairman of the board shall be appointed by Party B. The term of office for the directors is 1 year. Their term of office may be renewed if continuously appointed by the relevant party.

7.3 Any vacancy in the office of the board of directors shall be filled in by the original appointer immediately. At any time each party can change its director, but a written letter shall be sent to the joint venture company 15 days in advance and filed to the relevant documents in examination and approval authority accordingly.

7.4 The highest authority of the joint venture company shall be its board of directors. It shall decide all major issues concerning the joint venture company. Two thirds of the board of directors shall constitute a quorum. The board resolution is invalid when such quorum is not present. The board resolution shall be signed by every member attended the meeting. A written resolution by all the members of the board is also valid. Such written resolution could be passed by fax but shall be confirmed by registered airmail letter.

7.5 Should the chairman be unable to exercise his responsibilities for any reason, he shall authorize any other directors to represent the joint venture company temporarily. The director shall be authorized to assume the responsibilities of the Chairman.

7.6 Should the directors be unable to attend the board meeting, he may make a written notice to the board authorizing someone else to represent him and vote in his stead. In case the directors neither attend nor entrust someone else to attend the meeting，he will be regarded as abstention. The following matters could only be resolved through unanimous approval from directors attending the board meeting or by written resolution as described in Chapter 7.4:

7.6.1.Amendment of the association of the joint venture company;

7.6.2 Increase of the registered capital of the joint venture company within the scope permitted by law;

7.6.3.Transfer of interests;

7.6.4 Termination, extension and dissolution of the joint venture company

7.6.5.Merger，affiliation and consolidation of the joint venture company with other economic organizations;

7.6.6.As for the other matters, approval by majority should be required. However before the contribution is not yet paid in full, directors appointed by each party exercise their voting rights according to the actual paid proportion;

7.7 The board of directors shall convene at least one meeting every year. The meeting shall be called and presided over by the chairman of the board. The chairman may convene an interim meeting based on a proposal made by more than two third of the total number of directors. Minutes and agenda of the meetings shall be written in Chinese and the minutes shall be placed on file.

7.8.All notices, resolutions and documents mentioned in this Agreement could be sent by fax. Directors may sign on a fax copy.

Chapter 8 Management Structure

8.1.The joint venture company shall establish a management team which shall be responsible for its daily management. The management team shall have a general manager, appointed by Party B as the legal representative of the joint venture company. The general manager‘s terms of office is 1 year.

8.2.The responsibility of the general manager is to carry out the decisions of the board and organize and conduct the daily management of the joint venture company. The specific rights and responsibilities of general manager of the company described in the relevant provisions of this Agreement;

8.3 Supervisors

Company has no board of supervisors, only one supervisor who is appointed by the Party B.

Chairman, directors, general manager and financial officer shall not concurrently serve as supervisor. The supervisor’s term of office is 3 years. He or she may serve a consecutive term if re-elected upon expiration of the term.

Supervisor are responsible for the following matters:

(1) Monitor the company's financial status;

(2) Supervise the behavior of chairman, directors and general manager in performing their duties to ensure compliance with the laws and regulations; Request the chairman, the directors and the general manger to correct their behavior, if such behavior damages the interests of the company;

8.4 The joint venture company should set up a number of departments. Departmental managers are responsible for each department. Departmental managers should perform the work assigned by the general manager and report to the general manager regularly;

8.5 During the term, the board of directors shall assess if the general manager has achieved the goal of the board and evaluate his performance on annual basis.;

8.6 The remuneration of the expatriates and senior staff of the joint venture company will be determined by the board of director according to the remunerations offered by the other similar joint venture companies in China;

8.7 In case of any self-serving abuse, corruption, negligence, or incompletion of the task assigned, the board of directors or the general manager shall have the rights to dismiss or replace management at any time. Without approval from the board of directors, all employees of the joint venture company shall not serve simultaneously in other organizations.

Chapter 9 Business Plan and Budget

9.1 The general manager of the joint venture company shall be responsible for preparing the annual business plan and budget. Each fiscal year operating plan and budget (including balance sheet, income statement and cash flow budget) shall be submitted to the board within one month before the start of the fiscal year.
Chapter 10 Foreign Exchange Management

10.1 All matters relating to foreign exchange shall be conducted in accordance with the "PRC Foreign Exchange Control Regulations” and other relevant provisions of China;

10.2 The joint venture company shall get the approval from the People's Bank of China or State Administration of Foreign Exchange Control to open RMB accounts and foreign currency accounts in the banks within the territory of the People’s Republic of China;

10.3 All the foreign exchange receipts of the joint venture company must be deposited in its foreign currency accounts and all foreign exchange disbursements must be made from its foreign currency accounts;

10.4 The joint venture company may apply for loans in foreign currency or RMB from banks based on its business needs and relevant regulation requirements.

Chapter 11 Labor Management

11.1 Labor contract covering the recruitment, employment, dismissal and resignation, wages, labor insurance, welfare, rewards, penalties and other matters concerning the staff and workers of the joint venture company shall be established between the joint venture company and the individual employee of the joint venture company in accordance with the “People's Republic of China Labor law”, “Regulations of the People s Republic of China on Labor Management in Joint Ventures Using Chinese and Foreign Investment and its Implementing Rules in Shanghai” and other relevant regulations as well as the decisions of the board of directors. The labor contracts shall, after being signed, be filed with the local labor management department;

11.2 As for the staff the joint venture company needed, the company will give priority to the candidates recommended by Party A. The remains will be recruited through open recruitment and assessments by the joint venture company, after obtaining the approvals from the local labor management department.

11.3 As for the expatriates employed by the joint venture company, their wages are borne by the joint venture company. The recruitment, firing and wages, social insurance, welfare, standard of traveling expenses of the senior management staff recommended by both parties will be discussed and decided by the board of directors;

11.4 The employees of the joint venture company are entitled to the pension insurance, unemployment insurance and medical insurance according to national regulations;

Chapter 12 Taxes, Finance and Audit

12.1 The joint venture company shall pay taxes in accordance with the provisions of Chinese laws and other relative regulations and shall apply in time to enjoy all preferential treatment applicable to the joint venture company according to the relevant regulations;

12.2 Local and foreign staff members as well as workers of the joint venture company shall pay individual income tax in accordance with the provisions of Chinese laws;

12.3 Allocations for reserve funds, expansion funds of the joint venture company and welfare funds and bonuses for staff and workers shall be set aside in accordance with the provisions of the Joint Venture Law. The annual proportion of allocations shall be decided by the board of directors according to the business situation of the joint venture company;

12.4 The fiscal year of the joint venture company shall be from January 1 to December 31. The first fiscal year of the joint venture company should be from the date of issuance of business license to December 31 of the same year. The Last fiscal year of the joint venture company should be from January 1 of the last year to the date of termination;

12.5 The joint venture company shall implement double entry (debit entry and credit entry) and accrual basis in accounting. All journals, vouchers, books and reports shall be written in Chinese (and have the corresponding English version.) The company shall adopt the RMB as its functional currency for accounting record. Annual, quarterly and monthly accounting and financial reports shall be signed by the general manager and shall be written and filed in Chinese version;

12.6.With respect to financial auditing of the company, an independent auditor registered in China shall be engaged to perform examination and verification of the account books and financial statement of the company at each year end. The audit report shall be submitted to the board of directors within three months after each fiscal year. If party B needs to engage the auditors from other country to perform audit, Part A shall give its consents. However, all the relevant cost shall be borne by Party B. The joint venture company and other party shall provide account books, vouchers and all other necessary documents;

12.7 In the first three month of each fiscal year, the general manager shall prepare the previous year’s balance sheet, profit and loss statement and profit distribution plan and submit them to the board of directors for review and approval;

12.8 The financial statements shall be prepared on a monthly basis. The quarterly financial statements shall be submitted to the board of directors.

Chapter 13 Duration of the Joint Venture Company

13.1 The duration of the joint venture company is 15 years. The establishment date of the joint venture company shall be the date on which the business license of the joint venture company is issued. An application for the extension of the duration shall be unanimously approved by the both parties and submitted to relevant authority for approval

Chapter 14 Termination and Liquidation of the Joint Venture Company

14.1 When the following situations occur，the joint venture company can be terminated and liquidated:

14.1.1 Expiration of the duration of the joint venture company;

14.1.2 Serious losses of the joint venture company, resulting in less than the market value of its assets to pay debts due and payable, and in the reasonable future, unable to turn around;

14.1.3. Inability to make long-term execution of this Agreement due to force majeure, or suffering serious damage, which cannot be overcome;

14.1.4 All or most of assets shall be confiscated by the government or the relevant organizations.

14.1.5 Unless the parties otherwise agree, the joint venture company sell or transfer all or most of (more than 75%) of the assets.

14.1.6. In the event of default set in Chapter 14.2, the non-defaulting party has rights to request in writing to terminate this Agreement.

14.2 During the joint venture company operating period, in the event of default set as follows, the non-defaulting party has rights to request in writing to terminate this Agreement:

14.2.1. Any party is in violation of the provisions of this Agreement to transfer its whole or part of interests in the joint venture company;

14.2.2Any Party involving in a legal dispute with a third party may seriously impede the operations of the joint venture company. Under request of the joint venture company or the non-defaulting party in writing, the dispute is still not yet resolved within six months;

14.2.3 Any party fails to perform their major obligations under this Agreement, under request of the joint venture company or the non-defaulting party, such situation is not effectively cured or such default is failed to be compensated within 3 months;

14.2.4 Any party is dissolved and is declared bankruptcy.

14.3 If the joint venture company terminates due to the reasons as mentioned in Chapter 14.1, both parties shall perform asset valuation and liquidation under the instruction of the liquidation committee as established in accordance with “Liquidation rules for foreign invested enterprises”. The liquidation committee shall, by all means, obtain the best prices for the assets during the liquidation process. If necessary, the liquidation committee shall conduct public bidding, domestically and internationally to sell partial or entire assets. Each party is entitled to participate in the bidding process by its own or jointly with other third parties. After the settlement of the debts and the taxes, and upon verification of the liquidation reports by a CPA firm registered in China, the remaining assets shall be distributed to each party according to their proportion of their capital contribution at the time of the liquidation. Party B has the priority to the remaining foreign currency assets;

14.4 Party B has the rights to remit the assets obtained from liquidation to overseas according to the prevailing laws.

Chapter 15 Insurance

15.1 All kinds of insurance of the joint venture company shall be purchased from local insurance company in the People s Republic of China only. Types, value and duration of insurance shall be decided by the board of directors.

Chapter 16 Liabilities for Breach of the Agreement

16.1 Should either Party A or Party B fail to pay the contributions on schedule, the breaching party shall pay to the other party 3% of such delayed contribution on a monthly basis. Should contribution was due for over 3 months, in addition to accumulated liquidated damages, the other party shall have the right to terminate this Agreement and to claim damages from the breaching party.

16.2 Should all or part of this Agreement and its appendices be unable to be executed as a result of one party’s fault, the breaching party shall be fully responsible for the loss. Should it be the fault of both parties, they shall take up their respective responsibility according to the actual situation.

Chapter 17 Applicable Law

17.1 The formation, validity , interpretation, execution and settlement of disputes in respect of this Agreement shall be governed by the relevant laws of the People’ s Republic of China. If no current law of the People’s Republic of China has been enacted to certain matter of this Agreement, the matter can be handled in accordance with general international practice.

Chapter 18 Force Majeure

18.1 Force majeure means:

(1)	out of control of the both parties or the joint venture company;

(2)
unforeseen events, and their occurrence and consequences are unpreventable and unavoidable; These events include (but are not limited to) floods, fire, explosion, typhoon, earthquake or other natural disasters, transport accidents, embargoes, riots, armed conflicts and wars;

18.2  Should either of the parties to this Agreement be prevented from executing this Agreement by force majeure, the contract period shall be extended according to the corresponding time of the event affected;

18.3  The affected party shall notify the other party by telegram or fax without any delay, and within 30 days thereafter provide detailed information of the events and a valid document for evidence by registered air mail;

18.4  If the force majeure event continues and this Agreement cannot be executed more than 6 months, both parties shall, through friendly consultations, as far as possible to immediately address how to further the execution of this Agreement.

Chapter 19 The Amendment and Alteration of the Agreement

19.1 The amendment of this Agreement or other appendices shall come into force only after a written agreement has been signed by both parties and approved by the original examination and approval authority.

Chapter 20 Settlement of Disputes

20.1 If any disputes arisen during the contract terms of this Agreement, each party shall prepare a written notice which specifies the details of controversy to the counterparty. Both parties shall endeavor to resolve the dispute within 60 days after receiving the notices;

20.2 In case consensus cannot be reached within the aforementioned 60 days, the disputes shall be submitted to the Foreign Economic and Trade Arbitration Commission of the China Council for the Promotion of International Trade for arbitration in accordance with its rules of procedure. Their decision is final and with binding effect to both parties. The full cost of the arbitration shall be borne by the losing party;

20.3 During the arbitration, this Agreement shall be observed and enforced by both parties except for the matters in dispute.

Chapter 21 Miscellaneous

21.1The appendices prepared in accordance with the principles of this Agreement are integral parts of this Agreement. This Agreement and its appendices shall come into force commencing from the date of approval of its entrusted examination and approval authority in the People s Republic of China.

21.2 Should notices be sent by either Party A or Party B by telegram or telex, etc., the written letter notices shall also be provided shortly. The legal addresses of Party A and Party B listed in this Agreement or new legal address which has been notified the counterparty, if any, shall be the posting addresses.

21.3 In accordance with 21.2, a notice sent by telegraph, telex or facsimile is assumed to arrive one business day later. "Working day" mentioned in 21.3 does not include Saturday, Sunday or statutory holiday;

21.4 Any provision in this Agreement of, such as the decision made by the arbitration body is not lawful, should not affect the legality of other provisions. Other provisions of this Agreement shall be enforced by both parties and the joint venture company

21.5 This Agreement shall be subject to the approval of Shanghai government and will be effective on the date of approval.

21.6 This Agreement is executed in four original copies, with the same effect signed by the authorized representative of both parties in Shanghai. Each party retains one copy. Two copies shall be sent to the project approval authority and the business registration authorities.

***********

Party A: Shanghai Quo Advertising Company Limited
Representative: Hao Da Yong
/s/ Hao Da Yong

Party B Linkrich Enterprise Advertising and Investment Limited
Representative: Godfrey Hui
/s/ Godfrey Hui